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                                                                     EXHIBIT 4.1


                             OFFICER'S CERTIFICATE
                             ---------------------


     Reference is hereby made to the Indenture dated as of January 15, 1997 (as heretofore supplemented and amended through and including the Second Supplemental Indenture dated December 1, 1997, the "Indenture") between ABC Rail Products Corporation, a Delaware corporation (the "Company"), and First Trust National Association, Chicago, Illinois, a national banking association (the "Trustee"). Capitalized terms used herein that are not defined herein have the meanings assigned to such terms in the Indenture. Pursuant to Section 301 of the Indenture, this Officer's Certificate hereby establishes a series of Securities. All references in this Officer's Certificate to the "Company" include its consolidated Subsidiaries unless the context otherwise requires.

     1. Pursuant to Section 301(1) of the Indenture, the title of the Securities of the series established by this Officer's Certificate is "8-3/4% Senior Subordinated Notes, Series B, Due 2004." Such series will be hereinafter referred to as the "Notes."

     2. Pursuant to Section 301(2) of the Indenture, the limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture is $25,000,000.

     3. Pursuant to Section 301(4) of the Indenture, the principal of the Notes shall be payable on December 31, 2004, subject to the terms of Paragraphs 6 and 7 hereof and Articles Eleven and Fourteen of the Indenture.

     4. Pursuant to Section 301(5) of the Indenture, (a) the rate at which the Notes shall bear interest is 8-3/4%; (b) such interest will accrue from the date of delivery of the Notes; (c) the Interest Payment Date with respect to the Notes shall be the first day of each month, commencing February 1, 1998; provided, however, the Interest Payment Date with respect to interest accruing from December 1, 2004 to December 31, 2004 shall be December 31, 2004; (d) interest to be paid on the first Interest Payment Date (February 1, 1998) will accrue from the date of delivery of the Notes through and including the first Regular Record Date (January 31, 1998) (such accrued interest calculated as follows on the basis of a 360-day year consisting of twelve 30-day months: nine days of interest from the date of delivery of the Notes (December 23, 1997) through December 31, 1997 and 30 days of interest from January 1, 1998 through the first Regular Record Date (January 31, 1998)); and (e) interest to be paid on each subsequent Interest Payment Date will accrue through and including its respective Regular Record Date from the day following the immediately preceding Regular Record Date.

     5. Pursuant to Section 301(6) of the Indenture, the Regular Record Date for each Interest Payment Date shall be the last business day of each month immediately preceding such Interest Payment Date; provided, however, that the Regular Record Date for the final Interest Payment Date is December 31, 2004.
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     6.  Pursuant to Section 301(8) of the Indenture, the Notes are not
redeemable prior to December 31, 1999. On or after such date, the Company may, at its option, redeem the Notes in whole or in part, from time to time, under the circumstances set forth in this Paragraph 6 and Article Eleven of the Indenture. At the option of the Company and upon 30 days written notice to the Trustee, the Notes may be redeemed at any time on or after December 31, 1999 and through December 30, 2000, in whole or in part, at 102% of the principal amount, plus accrued and unpaid interest to the Redemption Date. Pursuant to Article Eleven of the Indenture and at the option of the Company, and upon 30 days' written notice to the Trustee, the Notes may be redeemed in whole or in part at any time on or after December 31, 2000, at 100% of the principal amount, plus accrued and unpaid interest to the Redemption Date.

     7. Pursuant to Section 301(9) of the Indenture, the Company has no obligation to redeem, repay or repurchase the Notes pursuant to any sinking fund; however, the Company is obligated to redeem, repay or repurchase the Notes pursuant to Articles Eleven and Fourteen of the Indenture under the following circumstances:

     If a Change of Control (defined below) occurs each Holder will have the right to require the Company to repurchase such Holder's Notes pursuant to Article Fourteen of the Indenture, in whole or in part in integral multiples of $1,000, at a cash purchase price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, if prior to December 31, 2000, or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, if on or after December 31, 2000. Pursuant to Article Fourteen of the Indenture, the Repurchase Date will be no earlier than 30 days nor more than 60 days from the date the holders of the Notes are notified of the occurrence of a Change of Control. If a Change of Control Default Event (defined below) occurs, the Company must redeem all of the Notes pursuant to Article Eleven of the Indenture, at a cash purchase price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, if prior to December 31, 2000 or 101% of the principal amount thereof, plus accrued and unpaid interest, if any, if on or after December 31, 2000. Pursuant to Article Eleven of the Indenture, the Redemption Date will be no earlier than 30 days nor more than 60 days from the date the holders of the Notes are notified of the occurrence of a Change of Control Default Event.

     The Trustee shall be under no obligation to ascertain the occurrence of a Change of Control or a Change of Control Default Event, or to give notice with respect thereto other than as may be required under certain circumstances described in Articles Eleven and Fourteen of the Indenture, upon receipt of the written notice of Change of Control or Change of Control Default Event from the Company. The Trustee may conclusively assume, in the absence of written notice to the contrary from the Company, that no Change of Control or Change of Control Default Event has occurred.

          "Change of Control" means the occurrence of one or more of the following events, whether or not approved by the Board of Directors:

          (1) any Person or any Persons acting together that would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act, as amended (a "Group"),

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     together with any Affiliates thereof, other than any employee stock ownership plan of the Company or the trusts for any other employee stock ownership, benefit or pension plans of the Company or any Subsidiary, shall beneficially own (as defined in Rule 13d-3 of the Commission) at least 50% of the Voting Stock of the Company;

          (2) any one Person or Group (other than the Board of Directors as it may be constituted from time to time), or any Affiliates thereof, shall succeed in having sufficient of its or their nominees elected to the Board of Directors such that such nominees, when added to any existing director remaining on the Board of Directors after such election who is an Affiliate of such Group, shall constitute a majority of the Board of Directors;

          (3) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company to any Person or Group;

          (4) the shareholders of the Company shall approve any plan for the liquidation or dissolution of the Company; or

          (5) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction any Person or Group holds more than 50% of the Voting Stock of the surviving corporation of such merger or consolidation.

          "Change of Control Default Event" means (i) the Company or the successor corporation, as the case may be, is immediately after the Change of Control, in default in the performance of any covenant or condition under the Indenture or the Notes or (ii) after giving effect to the Change of Control, an Event of Default or an event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be continuing.

     8.   Pursuant to Section 301(15) of the Indenture, Section 1302 and
Section 1303 of the Indenture will apply to the Notes.

     9. Pursuant to Section 301(16) of the Indenture, in addition to the Events of Default described in Section 501 of the Indenture, the following events will constitute Events of Default with respect to the Notes:

     (a) the entry by a court having jurisdiction in the premises of a decree or order or decrees or orders adjudging the Company or any of its Subsidiaries liable for the payment of money of at least in the aggregate $6,000,000, and the continuance of any such decrees or orders unstayed, unbonded or uncontested and in effect for a period of 90 consecutive days; and (b) if because of an event of default as defined in any mortgage, indenture, bond, debenture, note, or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of the Company or any of its Subsidiaries for money borrowed, whether such indebtedness now exists or shall hereafter be created, more than $6,000,000 (either individually or in the aggregate) (or its equivalent in any

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     other currency) in principal amount of such indebtedness becomes or is declared due and payable before the date on which it would otherwise become due and payable (in which case the Company shall give notice to the Trustee of such default as soon as is reasonably practicable), and that acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in principal amount of Notes a written notice specifying such acceleration and requiring the Company to cause the acceleration to be rescinded or annulled or to cause that indebtedness to be discharged and stating that the notice is a Notice of Default under the Indenture.

     10. Pursuant to Section 301(17) of the Indenture, with respect to the Notes, the following covenants will be added to the covenants set forth in Article Ten of the Indenture:

          (a) The Company will not pay dividends or other distributions of its capital stock or purchase such capital stock (whether through redemption or purchase), unless after giving effect thereto, the aggregate amount expended for those purposes subsequent to October 31, 1996, does not exceed the sum of (i) the Company's aggregate Consolidated Net Income for the fiscal year ended July 31, 1996 ("Fiscal 1996"), plus (ii) 50% of the aggregate Consolidated Net Income for each fiscal year commencing subsequent to Fiscal 1996, plus (iii) 100% of the aggregate net proceeds received by the Company on account of any capital stock offering subsequent to January 1, 1997, plus (iv) 100% of the aggregate net proceeds received by the Company on account of any disposition of property received by the Company from such sales, less (v) 100% of the aggregate Consolidated Net Loss for each fiscal year commencing subsequent to Fiscal 1996. Notwithstanding the foregoing, the Company is not prohibited from (1) (a) issuing capital stock or (b) purchasing its capital stock (whether through redemption or purchase) in connection with the investment by the Company in another asset or business or (2) paying dividends or making other distributions with respect to its capital stock pursuant to the Rights Agreement, dated as of September 29, 1995 (the "Rights Agreement"), between the Company and LaSalle National Trust, N.A., as Rights Agent (the "Rights Agent"), as amended by Amendment Number One to the Rights Agreement, dated as of November 18, 1996, between the Company and the Rights Agent;

          (b) The Company will maintain Consolidated Net Worth at the end of each of its fiscal quarters at an amount not less than the sum of (i) Consolidated Net Worth of the Company as of October 31, 1996, plus (ii) 35% of Consolidated Net Income for each of its fiscal quarters occurring after October 31, 1996 plus (iii) 85% of the amount of the net proceeds from the sale of any of the Company's or its Subsidiaries' capital stock, options or warrants computed on a cumulative basis;

          (c) The Company will not, and will not permit any Subsidiary to, Incur any Funded Debt if, immediately after giving effect to any such creation, incurrence, assumption or guarantee (including the retirement of any existing Indebtedness from the

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     proceeds of such additional Funded Debt), the aggregate amount of Funded
     Debt outstanding would exceed 75% of Consolidated Capitalization;

          (d) The Company will maintain, at the end of each of its fiscal quarters, an Operating Coverage Ratio with respect to the four consecutive fiscal quarters then ended taken as a whole of at least 2.4:1.0; and

          (e) The Company will not, directly or indirectly, incur any Indebtedness that by its terms (or by the terms of the agreement governing such Indebtedness) is subordinate in right of payment to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or the terms of the agreement governing such Indebtedness) made expressly either (i) Pari Passu in right of payment with the Notes or (ii) subordinate in right of payment to the Notes in the same manner and at least to the same extent as the Notes are subordinate to Senior Indebtedness.

          The following defined terms relate to the covenants that will be added to the covenants currently set forth in Article Ten of the Indenture pursuant to this Paragraph 10:

          "Consolidated Capitalization" means at any time the sum of (i) Funded Debt plus (ii) Consolidated Net Worth.

          "Consolidated EBITDA" means the sum of (i) Consolidated Net Income for a period (which excludes special charges or gains (including income taxes thereon), the cumulative effect of accounting changes and extraordinary items), plus (ii) provision for income taxes of the Company during such period, plus
(iii) depreciation and amortization expense of the Company accrued during such period (but only to the extent not included in Consolidated Interest Expense) plus (iv) Consolidated Interest Expense during such period.

          "Consolidated Interest Expense" means the sum of (i) interest expense for borrowed money for a period, plus (ii) imputed interest expense on capitalized leases for such period plus (iii) one-third of rent expense under operating leases for such period.

          "Consolidated Net Income" means the amount of net income (loss) of the Company and its Subsidiaries, for a period; provided, however, that there shall not be included in Consolidated Net Income (i) any net income (loss) of a Subsidiary for any period during which it was not a consolidated Subsidiary,
(ii) any net income (loss) of businesses, properties or assets acquired or disposed of (by way of merger, consolidation, purchase, sale or otherwise) by the Company or any Subsidiary for any period prior to the acquisition thereof or subsequent to the disposition thereof, (iii) the cumulative effect of accounting changes and extraordinary items during such period or (iv) special charges or gains during such period.

          "Consolidated Net Worth" means at any time the excess, after making appropriate deductions for any minority interest in the net worth of consolidated Subsidiaries, of (i) the assets of the Company and its consolidated Subsidiaries over (ii) the liabilities of the Company and its consolidated Subsidiaries; provided, however, that any write-up in the book value of any assets acquired subsequent to the date of this Officer's Certificate other than a write-up required for

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assets acquired in connection with the purchase of a Person or business and taken at the time of such acquisition) shall not be taken into account.

          "Funded Debt" means any of the following obligations of the Company or any Subsidiary which by its terms matures at or is extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than twelve months after the date of the creation of incurrence of such obligation: (i) any Obligations (including all Senior Indebtedness), contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (including, without limitation, any interest accrued subsequent to any Event of Default), (ii) all Obligations (including the Notes) evidenced by bonds, notes, debentures or other similar instruments, (iii) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), except any such obligation that constitutes a trade payable or an accrued liability arising in the ordinary course of business, if and to the extent any of the Indebtedness under this clause (iii) would appear as a liability upon a balance sheet prepared in accordance with generally accepted accounting principles, (iv) all capitalized lease Obligations, (v) all Indebtedness of the type referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien upon property of the Company or any Subsidiary (including, without limitation, accounts and contract rights), even though the Company or any Subsidiary has not assumed or become liable for the payment of such Indebtedness and (vi) any guarantee of any obligation of the type referred to in any of the foregoing clauses (i) through (v), regardless of whether such obligation would appear on a balance sheet.

          "Operating Coverage Ratio" means the ratio of (i) Consolidated EBITDA during any period to (ii) Consolidated Interest Expense during any such period.

     11. Pursuant to Section 301(18) of the Indenture, the Notes shall be issuable in whole or in part in the form of one or more Global Securities and The Depository Trust Company will be the Depositary for such Global Security or Global Securities.

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     IN WITNESS WHEREOF, the undersigned duly authorized officers of the Company have caused this Officer's Certificate to be executed in their names as of December 17, 1997.


                         ABC RAIL PRODUCTS CORPORATION



                         By:  /s/ D. Chisholm MacDonald
                              ------------------------------------------------
                              Name:  D. Chisholm MacDonald
                              Title: Executive Vice President - Administration
                                     and Development and Chief Executive
                                     Officer


                         By:  /s/ Charles E. Self
                              ------------------------------------------------
                              Name:   Charles E. Self
                              Title:  Corporate Treasurer

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